Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 3, 2022 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss of $1.2 million on revenue of $23.8 million for the fourth quarter ended December 31, 2021. For the fourth quarter of 2020, the Company reported operating income of $1.2 million on revenue of $29.0 million. Included in the results for the fourth quarter of 2021 are the one-time acquisition costs and the operating results of Excell Battery Group (“Excell”), which the Company acquired on December 13, 2021.

“The supply chain challenges associated with the global pandemic persisted during the fourth quarter and weighed heavily on both revenue and earnings. While year-over-year revenues for government/defense and medical were most impacted by these challenges, we were encouraged by the rebound in oil & gas revenues, the performance of our China operations and the initial contribution of Excell. Order flow remained strong primarily in our medical and military end markets, and backlog at the end of the quarter increased to over $53 million representing a 35% increase over year-end 2020 for our core business and increasing to over $63 million representing a 61% increase bolstered by Excell. Despite the operating challenges, we continued to advance our transformational new product development projects and ended the year with a solid liquidity position even after the acquisition of Excell and paying off the remainder of our SWE acquisition debt,” said Michael D. Popielec, President and Chief Executive Officer. “As we look ahead, our backlog, durable customer relationships and new product initiatives anchor our view that our long-term profitable growth drivers and strategy are sound and achievable.”

Fourth Quarter 2021 Financial Results

Revenue was $23.8 million, a decrease of $5.2 million, or 18.0%, compared to $29.0 million for the fourth quarter of 2020. Overall, commercial sales increased 9.9% and government/defense sales decreased 50.5% from the 2020 period. Battery & Energy Products declined 12.7% to $22.1 million, compared to $25.3 million last year, with a 71.8% increase in oil & gas market sales, a 41.5% increase in lithium/thin cell batteries in our China operation and the initial sales contribution of Excell offset by a 48.9% decrease in government/defense sales and a 30.1% decrease in medical battery sales. Communications Systems sales decreased 54.6% to $1.7 million compared to $3.7 million for the same period last year. During the 2021 fourth quarter, increased lead times on components from suppliers and other COVID-19 related logistics matters resulted in delays in our shipments to future periods. We estimate that the delayed shipments adversely impacted revenue for the 2021 fourth quarter by approximately $5.4 million, with approximately $3.5 million and $1.9 million impacting Battery & Energy Products and Communications Systems, respectively. Conversely, the backlog exiting the fourth quarter of 2021 increased by approximately $11.3 million or 27% over the third quarter when excluding the Excell backlog.

Gross profit was $5.3 million, or 22.3% of revenue, compared to $7.4 million, or 25.4% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 21.8%, compared to 25.2% last year, primarily due to lower factory volume, sales product mix and 55 basis point impact of non-cash purchase accounting adjustments related to the acquisition of Excell. Communications Systems gross margin was 28.1%, compared to 26.3% last year, primarily due to favorable sales product mix partially offset by lower factory volume.

Operating expenses were $6.5 million compared to $6.1 million last year, an increase of 6.2%, reflecting the addition of Excell, our continued investment in engineering resources for new product development, including resources dedicated to the Conformal Wear Battery IDIQ contract awarded in May 2021, and $0.4 million of non-recurring expenses related to the acquisition of Excell, partially offset by lower corporate expenses. Operating expenses were 27.4% of revenue compared to 21.2% of revenue for the year-earlier period.

Operating loss was $1.2 million compared to income of $1.2 million last year. We estimate that delayed shipments resulting from supply chain disruptions and other COVID-19 related logistics matters adversely impacted operating income for the 2021 fourth quarter by approximately $1.8 million. The operating loss for the fourth quarter of 2021 includes a total of $0.5 million of acquisition accounting adjustments and one-time expenses related to the acquisition of Excell.

Other expense was $0.1 million compared to other income of $1.6 million last year, primarily reflecting a $1.6 million gain realized during the fourth quarter of 2020 upon favorable resolution of Ultralife’s claim in a class action lawsuit.

Net loss was $1.1 million or $0.07 per diluted share on a GAAP basis, compared to net income of $2.1 million or $0.13 per diluted share for the fourth quarter of 2020. We estimate that delayed shipments resulting from supply chain disruptions and other COVID-19 related logistics matters adversely impacted EPS for the 2021 fourth quarter by approximately $0.09.

Fiscal Year 2021

For fiscal year 2021, Ultralife produced GAAP EPS of ($0.01), Adjusted EPS of ($0.02), and breakeven operating profit on revenue of $98.3 million compared to GAAP EPS of $0.33, Adjusted EPS of $0.41 and operating income of $5.7 million on revenue of $107.7 million.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS

Current Assets:
Cash	$8,413	$10,653
Trade Accounts Receivable, Net	20,025	21,054
Inventories, Net	33,189	28,193
Prepaid Expenses and Other Current Assets	4,098	4,596
Total Current Assets	65,725	64,496

Property, Plant and Equipment, Net	23,979	22,850
Goodwill	38,161	27,018
Other Intangible Assets, Net	17,060	9,209
Deferred Income Taxes, Net	11,408	11,836
Other Non-Current Assets	2,717	2,292
Total Assets	$159,050	$137,701

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$9,466	$10,839
Current Portion of Long-Term Debt	2,000	1,361
Accrued Compensation and Related Benefits	1,918	1,748
Accrued Expenses and Other Current Liabilities	4,976	4,758
Total Current Liabilities	18,360	18,706
Long-Term Debt, Net	18,857	-
Deferred Income Taxes, Net	2,330	515
Other Non-Current Liabilities	1,760	1,557
Total Liabilities	41,307	20,778

Shareholders' Equity:
Common Stock	2,052	2,037
Capital in Excess of Par Value	186,518	185,464
Accumulated Deficit	(47,832)	(47,598)
Accumulated Other Comprehensive Loss	(1,653)	(1,782)
Treasury Stock	(21,469)	(21,321)
Total Ultralife Equity	117,616	116,800
Non-Controlling Interest	127	123
Total Shareholders’ Equity	117,743	116,923

Total Liabilities and Shareholders' Equity	$159,050	$137,701

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
Revenues:
Battery & Energy Products	$22,089	$25,291	$87,083	$91,907
Communications Systems	1,674	3,685	11,184	15,805
Total Revenues	23,763	28,976	98,267	107,712

Cost of Products Sold:
Battery & Energy Products	17,271	18,910	66,021	68,507
Communications Systems	1,203	2,715	7,604	10,046
Total Cost of Products Sold	18,474	21,625	73,625	78,553

Gross Profit	5,289	7,351	24,642	29,159

Operating Expenses:
Research and Development	1,603	1,518	6,826	5,947
Selling, General and Administrative	4,915	4,618	17,781	17,511
Total Operating Expenses	6,518	6,136	24,607	23,458

Operating (Loss) Income	(1,229)	1,215	35	5,701

Other Expense (Income):
Other Expenses, Net	110	9	186	271
Gain on Litigation Settlement	-	(1,593)	-	(1,593)
Total Other Expense (Income)	110	(1,584)	186	(1,322)

(Loss) Income Before Income Taxes	(1,339)	2,799	(151)	7,023
Income Tax (Benefit) Provision	(211)	682	79	1,692

Net (Loss) Income	(1,128)	2,117	(230)	5,331

Net Income Attributable to Non-Controlling Interest	3	9	4	99

Net (Loss) Income Attributable to Ultralife Corporation	$(1,131)	$2,108	(234)	$5,232

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Basic	$(.07)	$.13	$(.01)	$.33

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$(.07)	$.13	$(.01)	$.33

Weighted Average Shares Outstanding – Basic	16,084	15,940	16,037	15,902

Weighted Average Shares Outstanding – Diluted	16,084	16,122	16,037	16,096

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to GAAP financial measures. We define Adjusted EPS as net (loss) income attributable to Ultralife Corporation excluding the (benefit) provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net (loss) income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	December 31, 2021			December 31, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net (Loss) Income Attributable to Ultralife Corporation	$(1,131)	$(.07)	$(.07)	$2,108	$.13	$.13
Deferred Income Tax (Benefit) Provision	(274)	(.02)	(.02)	565	.04	.04
Adjusted Net (Loss) Income Attributable to Ultralife Corporation	$(1,405)	$(.09)	$(.09)	$2,673	$.17	$.17
Weighted Average Shares Outstanding		16,084	16,084		15,940	16,122

	Year Ended
	December 31, 2021			December 31, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net (Loss) Income Attributable to Ultralife Corporation	$(234)	$(.01)	$(.01)	$5,232	$.33	$.33
Deferred Income Tax (Benefit) Provision	(147)	(.01)	(.01)	1,386	.09	.08
Adjusted Net (Loss) Income Attributable to Ultralife Corporation	$(381)	$(.02)	$(.02)	$6,618	$.42	$.41
Weighted Average Shares Outstanding		16,037	16,037		15,902	16,096

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define Adjusted EBITDA as net income (loss) attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income (loss) attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net (Loss) Income Attributable to Ultralife Corporation	$(1,131)	$2,108	$(234)	$5,232
Adjustments:
Interest and Financing Expense, Net	78	64	242	436
Income Tax (Benefit) Provision	(211)	682	79	1,692
Depreciation Expense	746	597	2,906	2,340
Amortization of Intangible Assets	175	166	633	646
Stock-Based Compensation Expense	159	187	671	943
Non-Cash Purchase Accounting Adjustments	121	-	121	-
Adjusted EBITDA	$(63)	$3,804	$4,418	$11,289

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com